UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 12, 2014

Great China Mania Holdings, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-139008	59-2318378
(Commission File Number)	(IRS Employer Identification No.)

Room 1902, 19/F, Kodak House 2, Java Road, North Point, Hong Kong

(Address of Principal Executive Offices)

(852) 3543-1208
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2014, Great China Mania Holdings, Inc. (the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with Phaedra Media Group Limited (“Phaedra Media Group”) for the proposed acquisition of 100% equity interest in Phaedra Media Group (the “Letter of Intent”). Phaedra Media Group, through its subsidiaries (consisting of a wholly-owned foreign enterprises company in China and its three wholly-owned operating subsidiaries) specializes in total advertising solutions and operates an online advertising system in China.

Pursuant to the Letter of Intent, the Company will purchase 100% equity interest of Phaedra Media Group for consideration of a to-be-determined amount of 12,000,000 to 15,000,000 shares of the Company’s common stock (the “Consideration Shares”).

In the Letter of Intent, the parties have agreed to certain terms that will be further formalized into definitive documents after a one week due diligence period. Those terms include, among other things, that  Phaedra Media Group will be entitled to appoint one member of the Board of Directors of the Company, that Phaedra Media Group’s current management team will continue to operate the business following the acquisitions set forth in the LOI, that Phaedra Media Group shall be entitled to appoint the Chief Operating Officer of China Operations for the Company, that the Company and Phaedra Media Group shall jointly appoint the Chief Financial Officer of the Company, that the Company shall bear the costs of the acquisition and all public reporting obligations, and that Phaedra Media Group will assist in any audit preparation work required by the Company to complete its annual and quarterly filings as a public company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

1.1	Letter of Intent dated June 12, 2014.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREAT CHINA MANIA HOLDINGS, INC.

June 18, 2014	By:	/s/Kwan Yin Roy Kwong
Kwan Yin Roy Kwong
Chief Executive Officer and Director